EXHIBIT 99.1

Industri-Matematik International (IMIC) announces new CEO

STOCKHOLM, Sweden - July 8, 2002 - Industri-Matematik International Corp. (Nasdaq:IMIC) - the Order Company - today announced that as of July 8, Lin Johnstone has been appointed Chief Executive Officer of Industri-Matematik International Corp. Stig Durlow, present President and CEO, has decided to resign his position to pursue other opportunities, but will be available to provide a smooth transition.

In the 1990s, Ms. Johnstone was instrumental in building the EMEA business for Aspect Communications and latterly managing annual worldwide revenues of $500 million. In addition, Ms. Johnstone held senior management positions with RightPoint, Inc. and E.piphany, Inc. and, most recently, restructured the service automation company, Evolve Software, Inc., in her position as interim CEO.

"Lin has the experience and motivational energy to drive the next stage of Industri-Matematik's development" said Geoff Squire, Chairman of the Board. "Managing the top line by consistently generating orders from satisfied customers is the number one priority for all businesses. The delivery of IMI's world-class order management functionality as a set of web services for these customers represents a very exciting opportunity for the company."

About Industri-Matematik

Industri-Matematik International - The Order Company - is a provider of high performance supply chain solutions for the retail value chain which turn supply chain friction into smooth order flows. Its software enables companies to manage order and replenishment business processes based on actual customer demand to enable best-in-class, pull-driven supply chain practices. The Company's software includes collaborative order management, fulfillment, customer relationship management (CRM), distribution center and store replenishment, supply chain analytics, visibility, and event management capabilities.

Industri-Matematik customers cover the entire retail value chain from manufacturers to logistics and business service providers to wholesalers and retailers. They include some of the world's leading brands such as AstraZeneca, British Airways, Campbell Soup, Canadian Tire, Foster's, FedEx, Kellogg's, Royal Ahold, Schenker-BTL, Starbucks, Sun Microsystems, Telia, TNT Express, and Warner/Elektra/Atlantic.

                              # # #

The statements contained in this release that are not historical facts contain forward-looking information with respect to plans, projections or future performance of Industri-Matematik and further versions of its software products, the achievements of which involve certain risks and uncertainties, including, but not limited to, the success of its reorganization, product demand and market acceptance risks, the effect of economic conditions particularly in its target markets, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and other uncertainties detailed in Industri-Matematik's filings with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K filed in July 2001. All information in this release is as of July 8, 2002. Industri-Matematik undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

For Industri-Matematik company and product information, and press releases, please access the Industri-Matematik site on the World Wide Web at: http:// www.industri-matematik.com

For more information, contact:
Industri-Matematik International Corp., Stockholm, Sweden
Karl Asp, kaas@im.se
+ 46 8 676 5000